EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143561 and Form S-8 No. 333-150546) pertaining to the 2000 Stock Plan, 2007 Equity Incentive Plan, and 2007 Employee Stock Purchase Plan of Infinera Corporation, of our report dated February 12, 2009, with respect to the consolidated financial statements and schedule of Infinera Corporation and the effectiveness of internal control over financial reporting of Infinera Corporation included in this Annual Report (Form 10-K) for the year ended December 27, 2008.

/s/ ERNST & YOUNG LLP

San Jose, California

February 12, 2009